Exhibit 99.1

XERIS PHARMACEUTICALS ANNOUNCES PROPOSED PUBLIC OFFERINGS OF $20 MILLION OF COMMON STOCK AND $60 MILLION OF CONVERTIBLE SENIOR NOTES
CHICAGO, IL; June 24, 2020 – Xeris Pharmaceuticals, Inc. (Nasdaq: XERS), a specialty pharmaceutical company leveraging its novel technology platforms to develop and commercialize ready-to-use injectable and infusible drug formulations, today announced that it has commenced concurrent underwritten public offerings of $20,000,000 in shares of its common stock (the “Shares”) and $60,000,000 aggregate principal amount of convertible senior notes due 2025 (the “Notes”). In addition, Xeris expects to grant the underwriters of the offering of the Shares (the “Shares Offering”) a 30-day option to purchase up to $3,000,000 of additional Shares and the underwriters of the offering of the Notes (the “Notes Offering”) a 30-day option to purchase up to $9,000,000 aggregate principal amount of additional Notes. The offerings are subject to market and other conditions, and there can be no assurance as to whether or when the offerings may be completed, or as to the actual size or terms of the offerings. Neither offering is contingent on the completion of the other offering.

The Notes will be senior, unsecured obligations of Xeris, and interest will be payable semi-annually in arrears. The Notes will mature on July 15, 2025, unless earlier repurchased, redeemed or converted. The Notes will be convertible into shares of Xeris’ common stock together with cash in lieu of any fractional share, if applicable. The interest rate, conversion rate and other terms of the Notes are to be determined upon pricing of the Notes Offering.

Xeris intends to use the net proceeds from the offerings to fund sales and marketing costs to support commercialization of GvokeTM; to repay $20.0 million of the borrowings under its senior secured loan facility; to fund research and development activities relating to the advancement of its product candidates; for expansion of its technology or manufacturing infrastructure and capabilities; for potential strategic acquisitions of complementary businesses, assets, services or technologies; and the remainder for working capital, capital expenditures, and other general corporate purposes.

Jefferies and SVB Leerink are acting as joint book running managers for the Shares Offering and Notes Offering.

The Shares Offering and the Notes Offering are being made pursuant to Xeris’ shelf registration statement (including a base prospectus), a preliminary prospectus supplement related to the Shares Offering (together with such base prospectus, the “Shares Prospectus”) and a preliminary prospectus supplement related to the Notes Offering (together with such base prospectus, the “Notes Prospectus”), all of which Xeris filed or will file with the Securities and Exchange Commission (“SEC”). Before investing in the Shares or the Notes, investors should read the Shares Prospectus and the Notes Prospectus, respectively, in each case, including the documents incorporated by reference therein, and any free writing prospectus related to the Shares Offering and the Notes Offering, as the case may be. These documents can be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Departments, 520 Madison Avenue, 2nd Floor, New York, NY 10022; by phone at (877) 821-7388; or by email at Prospectus_Department@Jefferies.com; SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by phone at 1-800-808-7525, ext. 6218, or by email at syndicate@svbleerink, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of the Shares or the Notes (or any shares of Xeris' common stock issuable upon conversion of the Notes), in any state or other jurisdiction in which such offer, solicitation or sale of the Shares or the Notes (or any shares of Xeris' common stock issuable upon conversion of the Notes) would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Xeris Pharmaceuticals, Inc.

Xeris is a specialty pharmaceutical company delivering innovative solutions to simplify the experience of administering important therapies that people rely on every day around the world.

With a novel technology platform that enables ready-to-use, room-temperature stable formulations of injectable and infusible therapies, the company is advancing a portfolio of solutions in various therapeutic categories, including its first commercial product, Gvoke™. Its proprietary XeriSol™ and XeriJect™ formulation technologies have the potential to offer distinct advantages over conventional product formulations, including eliminating the need for reconstitution, enabling long-term, room-temperature stability, significantly reducing injection volume, and eliminating the requirement for intravenous (IV) infusion. With Xeris’ technology, new product formulations are designed to be easier to use by patients, caregivers, and health practitioners and help reduce costs for payers and the healthcare system.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Xeris Pharmaceuticals, Inc., including statements about the size of the proposed offerings, completion of the proposed offerings, the anticipated use of proceeds of the proposed offerings, future expectations, plans and prospects for the Company and other statements containing the words “may,” “will,” “could,” “should,” “expects,” “intends,” “target,” “contemplates,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” or “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, without limitation: the uncertainties related to market conditions and the completion of the proposed offerings on the anticipated terms or at all, the market acceptance of GvokeTM and any other product candidates, if approved, the regulatory approval of its product candidates, its ability to market and sell GvokeTM and any other product candidates, if approved, the effect of uncertainties related to the COVID-19 pandemic on U.S. and global markets, Xeris’ business, financial condition, operations, clinical trials and our third-party suppliers and manufacturers, and other factors discussed in the “Risk Factors” section of Xeris’ Annual Report on Form 10-K for the year ended December 31, 2019, which is on file with the SEC, as updated by any subsequently filed SEC filings, including Xeris’ Quarterly Reports on Form 10-Q, and the “Risk Factors” section of Xeris’ prospectus supplements and accompanying prospectus related to the proposed offerings. Any forward-looking statements contained in this press release speak only as of the date hereof, and Xeris expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact
Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com
312-736-1237